Exhibit 6.1

LEGION CAPITAL CORPORATION

$5 million Regulation A+ Initial Public Offering of Stock

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is dated as of                                 2018 between Legion Capital Corporation, a Florida corporation (“Company”) and                                                                                        , (“Purchaser”).

WHEREAS, Company is in the process of selling 4 million shares (“Shares”) under an Initial Public Offering (“IPO”) shares of common stock under Regulation A+ of the JOBS Act at $1.25 per share; and

WHEREAS, the Shares have been qualified by the Securities and Exchange Commission for sale to the public under Regulation A+ as of April 25, 2017; and

WHEREAS, on the close of this Initial Public Offering of Shares the Company intends to file for trading of its shares on an exchange; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain of those shares of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

PURCHASE AND SALE

Subscription Amount. Company agrees to sell, and Purchaser agrees to purchase ________________ IPO Shares from Company at a purchase price of $1.25 per share, for a total subscription amount of _______________. Purchaser shall deliver to Company, via wire transfer or a certified check, immediately available funds equal to such Purchaser’s Subscription Amount as set forth herein.

Delivery of Shares. Upon closing of this IPO, Company shall deliver to Purchaser a share certificate equal to the amount of shares purchased hereunder, which Shares shall be freely tradable subject to qualification of the Company for trading on a securities exchange.

OUR BUSINESS

BUSINESS OVERVIEW

Legion is a company that builds, grows and acquires operating business units in designated high growth industries. Legion was founded on the principles of direct to market capital formation under the new federal JOBS Act legislation recently passed by Congress. The JOBS Act and related rules, including the new crowdfunding rules, allow companies to raise capital through direct investor solicitation using the internet, social media and other direct to market means. We currently own and operate multiple operating subsidiaries, including Legion Funding, LLC, Legion Management Group, LLC, Legion Marketing, LLC and Hilton Institute of Business, LLC.

Legion will deploy its vast experience in technology, direct marketing and data management to build one of the most prolific direct funding platforms in the industry, through which it will build and finance portfolio companies utilizing such means as Crowdfunding, Reg A+ (Mini-IPO) offerings and other similar means of accessing growth capital, driving business acceleration and ultimately creating liquidity for Legion and its shareholders.

BACKGROUND

Legion was formed in 2015 by noted venture capital attorney James Byrd, along with renowned direct marketing and technology entrepreneur Shane Hackett. Founders Byrd and Hackett bring together a combined 50 years of venture capital and direct marketing experience, and together they have built several successful marketing and tech companies from start up to public company.

In February 2016, Byrd and Hackett partnered with Joseph B. (Brad) Hilton, grandson of legendary hotelier Conrad Hilton, and former executive with Hilton Hotels. Brad brings extensive experience in building large scale enterprises to his role as Legion President.

BUSINESS UNITS

Legion Funding is a small business finance company that works with business owners and entrepreneurs to access early stage or seed capital for their business or idea. This acts as an introductory level relationship for businesses that we will potentially groom toward a larger venture capital investment at a later point in time.

Hilton Institute of Business provides education, training and coaching to small business owners and entrepreneurs. Drawing on the vast experience of the Legion management team, the Hilton Institute will conduct nationwide seminars and workshops, and operate coaching and mentoring programs for real estate entrepreneurs and small business owners across the country. The Hilton Institute will be a tremendous feeder company for the larger and more general crowdfunding and venture capital initiatives of the firm, grooming small businesses for potential venture capital ownership or investment by Legion.

Legion Management Group, LLC provides management and consulting services to the Legion operating businesses as well as third parties under fee based agreements.

Legion Marketing, LLC is a marketing company that provides marketing services for the Legion operating businesses as well as third parties under fee based on agency based agreements.

BUSINESS AND REVENUE MODEL

Legion Capital uses cutting edge capital formation practices to finance, grow and build companies in high growth industries. We are an operating company with multiple operating subsidiaries in business finance, business education, marketing and management. Our focus is on growth businesses and emerging companies and industries. We build or acquire companies where we can bring our considerable resources to bear on growing the company to a successful enterprise, and look to monetize that business through IPO, sale or other liquidity event.

We generate income through our ownership and management of our portfolio companies including:

1.	Management fees for managing our portfolio companies and businesses, as well as for advisory services performed on behalf of third party companies.

2.	Marketing fees for handling of all marketing, media and branding for our portfolio companies, as well as third parties.

3.	Fees and operating profit in operating subsidiaries of Legion Capital Corporation.

4.	Education, training and coaching revenues in Hilton Institute of Business, as well as the operating profit from that entity.

REPRESENTATIONS AND AGREEMENTS OF THE PARTIES

Company Representations. Company is a duly formed and valid entity existing under Florida law. Company has all right and title to enter into this Agreement without condition or reservation. As of the date hereof, Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement.

IPO Shares: The Shares have been duly qualified under Regulation A+ - Tier II for sale to the public by the Securities and Exchange Commission as of April 25, 2017. The Shares, once issued, will be freely tradable by the Purchaser once this Offering is closed and the Shares are made available for trading on a securities exchange.

Purchaser Representations. Purchaser represents that he or she has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment, and has so evaluated the merits and risks of such investment. Purchaser has been afforded full and complete opportunity to receive and review all business and financial information regarding Company and its business, and is satisfied as to the same. Purchaser is able to bear the economic risk of this investment and, at the present time, is able to afford a complete loss of such investment. No person has made any representations, guarantees or warranties of any kind to Purchaser regarding potential return on this investment or the future trading price or liquidity of the purchased shares, and Purchaser has had the opportunity to seek the advice of legal or financial advisers regarding this investment, and has carefully reviewed all Risk Factors associated with this highly speculative and risky investment. Purchaser has access to, and has reviewed the final qualified Form 1- AA (Offering Statement) on file with the Securities and Exchange Commission, which is also available on the legioncapitalcorp.com website.

Limitation on Purchase: Purchaser represents and warrants that the amount of money invested in this offering does not exceed 10% of the greater of (1) Purchaser’s net worth (not counting Purchaser’s principal residence); or (2) Purchaser’s net annual income. Purchaser’s representation as to this item will be relied upon by Company in accepting this Subscription.

RISK FACTORS

The purchase of Shares is subject to a number of significant risks in the Company or businesses in which the Company operates. The following risk factors should be carefully considered.

We are a new company. As such, we need to raise capital to be successful and to execute on our business plan. We are a service business, and as such we have little or no physical assets, and we are dependent on the ability of our principals to provide the services to our clients we contract for. There can be no assurance that we will be able to successfully develop or launch our business plan, or that sufficient capital will be available to us to execute our business plan. If we fail to raise sufficient capital or gain business traction, our business can fail.

This is a highly speculative and risky investment. Like with any start up, this is a highly risky and speculative investment. This investment is being offered to accredited investors only, and to a select number of non-accredited but sophisticated investors. Potential investors must be willing to risk loss of their entire investment in the Company. The Company will need to raise a substantial amount of capital to execute on its business plan. There can be no assurance that sufficient capital will be available to the Company, and on terms acceptable to the Company.

Investors can expect future dilution. If additional funds are raised by the Company through the issuance of equity securities, these equity securities may have rights, preferences or privileges senior to those of the Shares to be issued to subscribers. The issuance of additional equity securities which they elect not to purchase may dilute the holder’s ownership interest in the Company and subject the holder to the rights, preferences or privileges of the new equity securities, which could be senior to those of the existing Shares.

Arbitrary determination of value and no public market. There is no public market for the Shares. The Offering price of the Shares was determined by the Company without the benefit of arms length negotiations. The factors considered include the Company’s present assets, liabilities, book value, net worth, projected earnings, the present state of the Company’s development, the history and prospects for the industry in which the Company competes and proposes to compete, the quality of the Company’s management, the market for private securities of companies at similar states of development and certain other information generally described herein. No assurance is, or can be, given that the Shares, if transferable, could be sold for the Offering price or for any amount at all. Investment in the Shares is speculative and involves a high degree of risk. It is the intent of the Company to file to have the shares traded on the Nasdaq or other similar exchange once this Offering is completed, however, there can be no assurance that will occur.

Reliance on management. Decisions with respect to the management of the Company will be made by the Officers and Directors of the Company, Mr. James Byrd (CEO), Mr. Joseph B. Hilton (President), and Mr. Douglas Hackett (CMO). The success of the Company will depend on the ability of Management to manage the business of the Company. The loss of services of one or more of these people could have an adverse impact on the Company’s ability to realize its business objectives. The bios of our management team can be viewed on our corporate website www.legioncapitalcorp.com.

MISCELLANEOUS

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on date of transmission if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by any other Person.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this shall be commenced exclusively in the state and federal courts sitting in Orange County, Florida.

Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Securities.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LEGION CAPITAL CORPORATION

By:
James S. Byrd, Jr., Chairman and CEO

PURCHASER(S) / AUTHORIZED SIGNER

Signature:___________________________ Signature (If joint): ___________________________

Print Name:__________________________ Print Name: ________________________________

SSN# or FEIN: _______________________ SS # or FEIN _______________________________

Street Address:________________________________________________________________

City, State, Zip:________________________________________________________________

Phone:_____________________________ Phone #: __________________________________

Email: ______________________________ Email: #2: __________________________________

REGISTRATION TYPE: (Select only one)

☐  Individual       ☐  Company       ☐  Joint Tenants         ☐  Custodian IRA Account F/B/O (fill in below)

☐  Transfer on Death (T/O/D) Name of Beneficiary: ________________________________

☐  Trust / Trustee: ___________________________ Trust Date: ____________________

IF CUSTODIAL IRA, PLEASE COMPLETE

Authorized Signer: ________________________________________________________

Registration Name:________________________________________________________

Tax ID #: __________________________ Phone #: _____________________________

Address: _______________________________________________________________

AFFILIATE MEMBER: ____________________________________________________